Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES D NON-CUMULATIVE PERPETUAL PREFERRED STOCK

OF

NORTHERN TRUST CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Northern Trust Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

On August 1, 2016, the Preferred Stock Committee (the “Preferred Stock Committee”) of the Board of Directors of the Corporation (the “Board”), pursuant to authority conferred upon the Preferred Stock Committee by the Board and by Section 141(c)(2) of the General Corporation Law of the State of Delaware, duly adopted the following resolution establishing the terms of the Corporation’s Series D Non-Cumulative Perpetual Preferred Stock, $100,000 liquidation preference per share (the “Series D Preferred Stock”):

“RESOLVED, that the Preferred Stock Committee hereby establishes the Series D Preferred Stock, with the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as are set forth in the certificate of designation attached as Exhibit A hereto (the “Certificate of Designation”), which is incorporated by reference herein.”

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Corporate Secretary this 4th day of August, 2016.

NORTHERN TRUST CORPORATION

By:	/s/ Stephanie S. Greisch
Name:	Stephanie S. Greisch
Title:	Corporate Secretary

EXHIBIT A

TO

CERTIFICATE OF DESIGNATION

OF

SERIES D NON-CUMULATIVE PERPETUAL PREFERRED STOCK

OF

NORTHERN TRUST CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be Series D Non-Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock. Series D Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series D Preferred Stock shall be 5,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series D Preferred Stock.

Section 3. Definitions. As used herein with respect to Series D Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

“Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time.

“Corporation” means Northern Trust Corporation.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” means (i) the 1st day of April and October of each year, commencing on April 1, 2017, to and including October 1, 2026, and (ii) the 1st day of January, April, July and October of each year, commencing on January 1, 2027; provided, however, that (x) if any such date on or before October 1, 2026 is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but dividends on the Series D Preferred Stock, when, as and if declared, shall be paid on the next succeeding Business Day (without any adjustment to the amount of the dividend paid per share of Series D Preferred Stock), and (y) if any such date after October 1, 2026 is not a Business Day, then the next succeeding Business Day shall be the applicable Dividend Payment Date and dividends, when, as and if declared, shall be paid on such next succeeding Business Day. Each Dividend Payment Date “relates” to the Dividend Period most recently ending before such Dividend Payment Date, and vice versa (with the words “related” and “relating” having correlative meanings).

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Fixed Rate Period” means each Dividend Period relating to a Dividend Payment Date on or before October 1, 2026.

“Floating Rate Period” means each Dividend Period relating to a Dividend Payment Date after October 1, 2026.

“Junior Stock” means the Corporation’s common stock, Series A Junior Participating Preferred Stock (if and when issued and outstanding) and any other class or series of stock of the Corporation hereafter authorized over which the Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means the Series C Preferred Stock and any other class or series of stock of the Corporation hereafter authorized that ranks equally with the Series C Preferred Stock and the Series D Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series D Preferred Stock, (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference of the shares of Series D Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System in 12 CFR Part 217 (or, as and if applicable, the capital adequacy rules and regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series D Preferred Stock is outstanding.

“Reuters Screen LIBOR01” means the display on the Reuters Eikon (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits).

“Series C Preferred Stock” means the Corporation’s Series C Non-Cumulative Perpetual Preferred Stock, without par value.

“Series D Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Three-month LIBOR” means, with respect to any Floating Rate Period, the offered rate expressed as a percentage per annum for deposits in U.S. dollars for a three-month period commencing on the first day of such Floating Rate Period, as that rate appears on Reuters Screen LIBOR01 as of 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period. If Three-month LIBOR does not appear on Reuters Screen LIBOR01, Three-month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in that market selected by the Corporation and identified to the Calculation Agent, at approximately 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR for such Floating Rate Period shall be the arithmetic mean of such quotations (rounded upward if necessary to the nearest 0.00001%). If fewer than two such quotations are provided as described in the third sentence hereof, Three-month LIBOR with respect to such Floating Rate Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001%) of the rates quoted by three major banks in New York City selected by the Corporation and identified to the Calculation Agent, at approximately 11:00 A.M., New York City time, on the first day of such Floating Rate Period for loans in U.S. dollars to leading European banks for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000. If fewer than three banks selected by the Corporation and identified to the Calculation Agent to provide quotations are quoting as described in the preceding sentence, Three-month LIBOR with respect to such Floating Rate Period shall be the Three-month LIBOR in effect for the prior Floating Rate Period or, in the case of the first Floating Rate Period, the most recent Three-month LIBOR that could have been determined had the Floating Rate Period been applicable prior to the first Floating Rate Period.

Section 4. Dividends.

(a) Rate. Holders of Series D Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $100,000 per share of Series D Preferred Stock, and no more, payable in arrears on each Dividend Payment Date. The period from, and including, the date of issuance of the Series D Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series D Preferred Stock will accrue on the liquidation preference of $100,000 per share at a rate per annum equal to (i) 4.60% on each Dividend Payment Date relating to a Fixed Rate Period (and for such Fixed Rate Period) and (ii) Three-month LIBOR plus 3.202% on each Dividend Payment Date relating to a Floating Rate Period (and for such Floating Rate Period). The record date for payment of dividends on the Series D Preferred Stock shall be the 15th day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. Notwithstanding any other provision hereof, dividends on the Series D Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital regulations.

The amount of dividends payable in respect of each Fixed Rate Period shall be calculated by the Calculation Agent on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series D Preferred Stock in respect of each Floating Rate Period shall be calculated by the Calculation Agent by multiplying the per annum dividend rate in effect for that Floating Rate Period by a fraction, the numerator of which will be the actual number of days in that Floating Rate Period and the denominator of which will be 360, and multiplying the rate obtained by $100,000 to determine the dividend per share of Series D Preferred Stock.

The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices and will be available to any holder of Series D Preferred Stock upon request and will be final and binding in the absence of manifest error. The Corporation may terminate the appointment of the Calculation Agent and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series D Preferred Stock is outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

(b) Non-Cumulative Dividends. Dividends on shares of Series D Preferred Stock shall be noncumulative. To the extent that any dividends payable on the shares of Series D Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series D Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series D Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series D Preferred Stock remains outstanding, unless the full dividends for the most recently completed Dividend Period on all outstanding shares of Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock (other than a dividend payable solely in Junior Stock or any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock; (B) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock; (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock; (D) purchases, redemptions or other acquisitions of shares of the Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (E) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan; (F) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; (G) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Junior Stock in the ordinary course of business; (H) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; or (I) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than (A) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such Parity Stock; (B) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock; (C) the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock; (D) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock; (E) purchases of shares of Parity Stock pursuant to a contractually binding requirement to buy Parity Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan; (F) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; (G) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Parity Stock in the ordinary course of business; (H) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; or (I) the acquisition by the Corporation or any of its subsidiaries of record ownership in Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians).

When dividends are not paid in full upon the shares of Series D Preferred Stock and any Parity Stock, all dividends declared upon shares of Series D Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends per share on Series D Preferred Stock, and accrued dividends, including any accumulations, on any Parity Stock, bear to each other. To the extent a dividend period with respect to any Parity Stock coincides with more than one Dividend Period with respect to the Series D Preferred Stock, for purposes of the immediately preceding sentence, the Board of Directors shall treat such dividend period(s) with respect to any Parity Stock and Dividend Period(s) with respect to the Series D Preferred Stock in a manner that it deems to be fair and equitable in order to achieve proportional payments of dividends on such Parity Stock and the Series D Preferred Stock. To the extent a Dividend Period with respect to the Series D Preferred Stock coincides with more than one dividend period with respect to any Parity Stock, for purposes of the first sentence of this paragraph, the Board of Directors shall treat such Dividend Period(s) with respect to the Series D Preferred Stock and dividend period(s) with respect to any Parity Stock in a manner that it deems to be fair and equitable in order to achieve proportional payments of dividends on the Series D Preferred Stock and such Parity Stock. The term “dividend period” as used in this paragraph means such dividend periods as are provided for in the terms of any Parity Stock.

No interest will be payable in respect of any dividend payment on shares of Series D Preferred Stock that may be in arrears. If the Board of Directors of the Corporation determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series D Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, may be declared and paid on any Junior Stock or Parity Stock from time to time out of any assets legally available for such payment, and the holders of Series D Preferred Stock shall not be entitled to participate in any such dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series D Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to Series D Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series D Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the liquidation preference plus any declared and unpaid dividends in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any declared and unpaid dividends, including any accumulations, of Series D Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any declared and unpaid dividends has been paid in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease, conveyance, exchange or transfer (for cash, securities or other property) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation (in each case, for cash, securities or other property) be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem in whole or in part the shares of Series D Preferred Stock at the time outstanding, on any Dividend Payment Date on or after October 1, 2026, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series D Preferred Stock shall be $100,000 per share plus dividends that have been declared but not paid, without accumulation of any undeclared dividends (the “Redemption Price”). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series D Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.

(b) Notice of Redemption. Notice of every redemption of shares of Series D Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series D Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of the Series D Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates evidencing shares of Series D Preferred Stock are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series D Preferred Stock in proportion to the number of Series D Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Corporation or such bank or trust company at any time after the redemption date from the funds so set apart or deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. The holders of Series D Preferred Stock will have no voting rights, except as expressly provided by law and except that:

(a) Supermajority Voting Rights—Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series D Preferred Stock at the time outstanding, voting separately as a single class, shall be required to authorize any amendment of the Restated Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any certificate of designation or any similar document relating to any series of preferred stock) or the Corporation’s By-laws which will materially and adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series D Preferred Stock or authorized preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock.

(b) Supermajority Voting Rights—Priority. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series D Preferred Stock at the time outstanding, voting separately as a single class, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series D Preferred Stock and all other Parity Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series D Preferred Stock to effect such redemption.

Section 8. Conversion. The holders of Series D Preferred Stock shall not have any rights to convert such Series D Preferred Stock into shares of any other class or series of capital stock of the Corporation or other securities.

Section 9. Rank. Notwithstanding anything set forth in the Restated Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors of the Corporation or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series D Preferred Stock, may authorize the issuance of additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7(b), any class of securities ranking senior to the Series D Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series D Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series D Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series D Preferred Stock are not subject to the operation of a sinking fund.

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